AMENDMENT NO. 6 TO DISTRIBUTION AGREEMENT
THIS AMENDMENT NO. 6 TO DISTRIBUTION AGREEMENT (this “Amendment”), is entered into as of the 1st day of August, 2020 (the “Amendment Effective Date”), between Global X Funds, a Delaware Statutory Trust (the “Trust”) on behalf of all series of the Trust, either now existing or in the future created, except those listed on Schedule A (each, a “Fund” and collectively, the “Funds”); Global X Management Company LLC, a Delaware limited liability company (“GXMC”); and SEI Investments Distribution Co., a Pennsylvania corporation (the “Distributor”).
WHEREAS, the Trust, GXMC and the Distributor entered into a Distribution Agreement dated as of the 24th day of October, 2008 pursuant to which the Trust retained the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support (the “Agreement”); and
WHEREAS, the Trust, GXMC and the Distributor desire to amend the Agreement on the terms and subject to the conditions provided herein.
NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule B (Services). Effective from and after September 1, 2020, Schedule B (Services) of the Agreement is hereby amended to add a new bullet point to the end of the FINRA Review section as follows:

•	Appointment of a Dedicated Marketing Review Specialist* as the primary contact for performance of the FINRA Review Services described herein.
* The Distributor shall not remove the Marketing Review Specialist upon less than ninety (90) days prior written notice to the Trust and GXMC except for (i) reasons beyond the Distributor’s control, including, without limitation, death, illness, family concerns or crisis or resignation of the Marketing Review Specialist; (ii) promotion; or (iii) substandard performance, (a) if requested by GXMC and mutually agreed by the Distributor, or (b) upon written notice from the Distributor including the basis of substandard performance, proposed replacement Marketing Review Specialist, replacement Marketing Review Specialist integration plan, and effective date of removal, whereby in each case the Marketing Review Specialist may be removed without such ninety days prior written notice; provided, however, that in the event it is necessary for the Distributor to remove the Marketing Review Specialist for any reason, (a) the Distributor shall, at its sole cost and expense, use its reasonable efforts to find a suitable replacement of equal or greater skill and shall train such replacement Marketing Review Specialist prior to assignment, (b) except to the extent the Marketing Review Specialist is removed for reasons beyond the Distributor control, promotion, substandard performance or as otherwise mutually agreed by the parties, the replacement Marketing Review Specialist shall overlap with the removed Marketing Review Specialist for at least one month, and (c) the Trust and GXMC shall not be responsible for any costs incurred in the preparation or training of such replacement Marketing Review Specialist, including but not limited to the time and materials necessary to allow such replacement Marketing Review Specialist to review materials relating to the Trust prior to assignment. Notwithstanding the foregoing, the parties may mutually agree to remove or replace the Marketing Review Specialist during the term of this Agreement. The Marketing Review Specialist’s performance of the Services for the Trust and the Funds hereunder shall represent both the first priority and the majority of the activities performed by the Marketing Review Specialist.

3.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.
Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Distributor of the Funds and each of their respective permitted successors and assigns.

6.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

GLOBAL X FUNDS, on behalf of its separate series listed on Schedule A of the Agreement

By: /s/ Luis Berruga
Name: Luis Berruga
Title: President

GLOBAL X MANAGEMENT COMPANY LLC
(With respect to Section 5 only)

By: /s/ Luis Berruga
Name: Luis Berruga
Title: CEO

SEI INVESTMENTS DISTRIBUTION CO. By: /s/ Maxine J. Chou Name: Maxine J. Chou Title: CFO & COO